UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2025

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7221		36-1115800
(Commission File Number)		(IRS Employer Identification No.)

500 W. Monroe Street Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value per Share	MSI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 25, 2025, Motorola Solutions, Inc. (the “Company”) entered into a new revolving credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), and the several lenders and agents party thereto. The New Credit Agreement provides for a $2.25 billion revolving credit facility that matures on April 25, 2030, subject to the Company’s option to extend the maturity date for up to two one-year periods upon the terms and conditions set forth in the New Credit Agreement.

The New Credit Agreement permits the Company to borrow loans from time to time for general corporate purposes. Loans under the New Credit Agreement bear interest at a rate per annum equal to (i) the Base Rate as in effect from time to time plus the Applicable Margin (each as defined in the New Credit Agreement) based on the Company’s corporate credit rating, (ii) Daily Simple SOFR (as defined in the New Credit Agreement) as in effect from time to time plus the Applicable Margin based on the Company’s corporate credit rating (with such customary provisions under the New Credit Agreement providing for the replacement of SOFR with any successor rate) or (iii) the Term SOFR Rate (as defined in the New Credit Agreement) for the Interest Period therefor plus the Applicable Margin based on the Company’s corporate credit rating.

Certain other material terms of the New Credit Agreement include (i) a financial covenant requiring the Company to maintain compliance with a leverage ratio; (ii) restrictive covenants (subject, in each case, to certain customary exceptions and amounts) that limit the Company’s ability to, among other things, create liens and enter into sale and leaseback transactions; (iii) customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments; and (iv) customary representations and warranties. In addition, the Company has the ability at any time to increase the aggregate commitments under the New Credit Agreement from $2.25 billion to $2.75 billion by arranging with existing lenders and/or new lenders for them to provide additional commitments, subject to the condition that no default or event of default shall have occurred and be continuing and other terms and conditions set forth in the New Credit Agreement.

Some of the lenders under the New Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including commercial investment banking, underwriting, foreign exchange and other derivative arrangements.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the New Credit Agreement filed as Exhibit 10.1 hereto and incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with entering into the New Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company terminated its existing revolving credit agreement, dated as of March 24, 2021, with JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto (the “Old Credit Agreement”). There were no outstanding loan borrowings under the Old Credit Agreement at the time of termination and no early termination penalties were incurred by the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Revolving Credit Agreement dated as of April 25, 2025 among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders and agents party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC.
(Registrant)

Dated: April 25, 2025	By:	/s/ Jason Winkler
	Name:	Jason Winkler
	Title:	Executive Vice President and Chief Financial Officer